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Exhibit 10.38

        THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 2.

Issuance Date: January 30, 2006	No.

BIOMIRA INC.

PURCHASE WARRANT

WARRANT ("WARRANT") TO PURCHASE SHARES OF
COMMON STOCK, WITHOUT PAR VALUE

        This is to certify that, FOR VALUE RECEIVED,                         ("Warrantholder"), is entitled to purchase, subject to the provisions of this Warrant, from Biomira Inc., a corporation organized under the laws of the Canada Business Corporations Act ("Company"), at any time after July 30, 2006 ("Commencement Date") but not later than 8:00 P.M., Eastern time, on July 30, 2009 ("Expiration Date"),            shares ("Warrant Shares") of Common Stock, without par value ("Common Stock"), of the Company, at an exercise price per share equal to $2.50 U.S. Dollars (the exercise price in effect from time to time hereafter being herein called the "Warrant Price"). The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein.

        Section 1.    Registration.    The Company shall maintain books for the transfer and registration of the Warrant. Upon the initial issuance of the Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder.

        Section 2.    Transfers.    This Warrant may only be transferred to an "affiliate" of the Warrantholder (as defined under the United States Securities Act of 1933, as amended (the "Securities Act")). Any other transfer shall require the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. Subject to such restrictions, the Company shall transfer this Warrant from time to time, upon the books to be maintained by the Company for that purpose, upon surrender hereof for transfer properly endorsed or accompanied by appropriate instructions for transfer upon any such transfer, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company.

        Section 3.

          (a)    Exercise of Warrant.    Subject to the provisions hereof, the Warrantholder may exercise this Warrant in whole or in part at any time and from time to time after the Commencement Date upon surrender of the Warrant, together with delivery of the duly executed Warrant exercise form attached hereto (the "Exercise Agreement") (which may be by fax), to the Company on any business day at the Company's principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), and upon (i) payment to the Company in cash, by certified or official bank check or by wire transfer of immediately available funds for the account of the Company of the Warrant Price for the Warrant Shares specified in the Exercise Agreement or (ii) if permitted, delivery to the Company of a written notice of an election to effect a "Cashless Exercise" (as defined below) for the Warrant Shares specified in the Exercise Agreement. The Warrant Shares so purchased shall be deemed to be issued to the holder hereof or such holder's designee, as the record owner of such shares, as of the close of business on the date on which the completed Exercise Agreement shall have been delivered to the Company (or such later date as may be specified in the Exercise Agreement). Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the holder hereof within a reasonable time, not exceeding three (3) business days, after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of such holder or such other name as shall be designated by such holder. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall (subject to Section 3(b) below), at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.

          As used herein, "business day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the cities of New York, New York or Edmonton, Alberta are authorized or required by law or executive order to remain closed.

          The Company shall permit this Warrant to be exercised by means of a "Cashless Exercise" if and only if the Company is not able, at the time of any attempted exercise, to issue to the Warrantholder unlegended, freely tradeable shares of Common Stock pursuant to the Securities Act. To effect a "Cashless Exercise", the Warrantholder shall indicate on the Exercise Agreement, notice of the holder's intention to do so, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof. In the event of a Cashless Exercise, in lieu of paying the Warrant Price in cash, the holder shall surrender this Warrant or the portion thereof being exercised for that number of shares of Common Stock determined by multiplying the number of Warrant Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Fair Market Value per share of the Common Stock and the Warrant Price, and the denominator of which shall be the then current Fair Market Value per share of the Common Stock. For this purpose, the "Fair Market Value" of the Common Stock shall be the closing price of the Common Stock as reported by the Nasdaq Stock Market (or other exchange or market on which the Common Stock is principally traded) on the trading day immediately preceding the date of the Exercise Agreement.

          (b)    Book-Entry.    Notwithstanding anything to the contrary set forth herein, upon exercise of any portion of this Warrant in accordance with the terms hereof, the Warrantholder shall not be required to physically surrender this Warrant to the Company unless such holder is purchasing the full amount of Warrant Shares represented by this Warrant. The Warrantholder and the Company shall maintain records showing the number of Warrant Shares so purchased hereunder and the dates of such purchases or shall use such other method, reasonably satisfactory to the Warrantholder and the Company, so as not to require physical surrender of this Warrant upon each such exercise. The Warrantholder and any assignee, by acceptance of this Warrant or a new Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following exercise of any portion of this Warrant, the number of Warrant Shares which may be purchased upon exercise of this Warrant may be less than the number of Warrant Shares set forth on the face hereof.

        Section 4.    Intentionally Omitted.

        Section 5.    Payment of Taxes.    The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the registered holder of this Warrant in respect of which such shares are issued. The holder shall be responsible for income taxes due under federal or state law, if any such tax is due.

        Section 6.    Mutilated or Missing Warrants.    In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if reasonably requested by the Company.

        Section 7.    Reservation of Common Stock.    The Company hereby represents and warrants that there have been reserved, and the Company shall at all applicable times keep reserved, out of the authorized and unissued Common Stock, a number of shares sufficient to provide for the exercise of the rights of purchase represented by the Warrant in full (without regard to any restrictions on beneficial ownership contained herein), and the transfer agent for the Common Stock, including every subsequent transfer agent for the Common Stock or other shares of the Company's capital stock issuable upon the exercise of any of the right of purchase aforesaid ("Transfer Agent"), shall be irrevocably authorized and directed at all times to reserve such number of authorized and unissued shares of Common Stock as shall be requisite for such purpose. The Company agrees that all Warrant Shares issued upon exercise of the Warrant in accordance with its terms shall be, at the time of delivery of the certificates for such Warrant Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company. The Company will keep a conformed copy of this Warrant on file with its Transfer Agent. The Company will supply from time to time the Transfer Agent with duly executed stock certificates required to honor the outstanding Warrant.

        Section 8.    Warrant Price.    The Warrant Price, subject to adjustment as provided in Section 9, shall, except for a cashless exercise if otherwise permitted, be payable in lawful money of the United States of America.

        Section 9.    Adjustments.    Subject and pursuant to the provisions of this Section 9, the Warrant Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

          (a)   If the Company or any of its subsidiaries shall at any time or from time to time while the Warrant is outstanding, pay a dividend or make a distribution on its capital stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of the Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Warrantholder thereafter exercising the Warrant shall be entitled to receive the number of shares of Common Stock or other capital stock which the Warrantholder would have received if the Warrant had been exercised immediately prior to such event. Such adjustment shall be made successively whenever any event listed above shall occur.

          (b)   If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation, or sale, transfer or other disposition of all or substantially all of the Company's assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitations, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or properties thereafter deliverable upon the exercise hereof. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume, by written instrument executed and delivered to the Company, the obligation to deliver to the holder of the Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase and the other obligations under this Warrant. The provisions of this paragraph (b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

          (c)   Intentionally Omitted.

          (d)   Intentionally Omitted.

          (e)   An adjustment shall become effective immediately after the record date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

          (f)    In the event that, as a result of an adjustment made pursuant to Section 9, the holder of this Warrant shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

          (g)   In the event of any adjustment in the Warrant Price hereunder, the number of Warrant Shares issuable hereunder under exercise shall be inversely proportionately increased or decreased, as the case may be, such that the aggregate purchase price for Warrant Shares upon full exercise of this Warrant shall remain the same. Similarly, in the event of any adjustment in the number of Warrant Shares issuable hereunder upon exercise, the Warrant Price shall be inversely proportionately increased or decreased, as the case may be, such that the aggregate purchase price for Warrant Shares upon full exercise of this Warrant shall remain the same.

        Section 10.    Fractional Interest.    The Company shall not be required to issue fractions of Warrant Shares upon the exercise of the Warrant. If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable upon the exercise of the Warrant (or specified portions thereof), the Company shall round such calculation to the nearest whole number and disregard the fraction.

        Section 11.    Benefits.    Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Company and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

        Section 12.    Notices to Warrantholder.    Upon the happening of any event requiring an adjustment of the Warrant Price, the Company shall forthwith give written notice thereof to the Warrantholder at the address appearing in the records of the Company, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. In the event of a dispute with respect to any such calculation, the certificate of the Company's independent auditors shall be conclusive evidence of the correctness of any computation made, absent manifest error. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment. At the Warrantholder's request, the Company shall deliver to the Warrantholder as of a requested date a notice specifying the Warrant Price and the number of Warrant Shares into which this Warrant is exercisable as of such date.

        Section 13.    Identity of Transfer Agent.    The initial Transfer Agent for the Common Stock is:

      Computershare Trust Inc.
      12039 West Alameda Parkway
      Suite Z-2
      Lakewood, CO 80228
      Phone: (303) 984-4100
      Fax: (303) 984-4110

        Forthwith upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Company will fax to the Warrantholder a statement setting forth the name and address of such transfer agent.

        Section 14.    Notices.    Any notice pursuant hereto to be given or made by the Warrantholder to or on behalf of the Company shall be sufficiently given or made if delivered personally or by facsimile or if sent by an internationally recognized courier, addressed as follows:

      Biomira Inc.
      Edmonton Research Park
      2011-94th Street
      Edmonton, Alberta T6N 1H1
      Telephone: (780) 490-2806
      Fax: (780) (780) 450-4772
      Attention: Edward A. Taylor, Chief Financial Officer

or such other address as the Company may specify in writing by notice to the Warrantholder complying as to delivery with the terms of this Section 14.

        Any notice pursuant hereto to be given or made by the Company to or on the Warrantholder shall be sufficiently given or made if personally delivered or if sent by an internationally recognized courier service by overnight or two-day service, to the address set forth on the books of the Company or, as to each of the Company and the Warrantholder, at such other address as shall be designated by such party by written notice to the other party complying as to delivery with the terms of this Section 14.

        All such notices, requests, demands, directions and other communications shall, when sent by courier, be effective two (2) days after delivery to such courier as provided and addressed as aforesaid. All faxes shall be effective upon receipt.

        Section 15.    Intentionally Omitted.

        Section 16.    Successors.    All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

        Section 17.    Governing Law.    This Warrant shall be deemed to be a contract made under the laws of the Province of Alberta, without giving effect to its conflict of law principles, and for all purposes shall be construed in accordance with the laws of said Province.

        Section 18.    9.9% and 19.9% Limitations.

          (a)   Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that the Warrantholder shall have the right to acquire upon exercise pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such holder at such time (other than by virtue of the ownership of convertible securities or rights to acquire securities (including the Warrant Shares) that have limitations on the holder's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned (other than by virtue of the ownership of convertible securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by the Warrantholder's "affiliates" at such time (as defined in Rule 144 of the Act) ("Aggregation Parties") that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), exists, would exceed 9.9% of the total issued and outstanding shares of the Common Stock (the "Restricted Ownership Percentage"). Each holder shall have the right (x) at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company in the event and only to the extent that Section 16 of the Exchange Act or the rules promulgated thereunder (or any successor statute or rules) is changed to reduce the beneficial ownership percentage limitation thereunder from 10% and (y) (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately upon the happening of a change of control transaction (including without limitation a transaction that results in a transfer of more than 50% of the Company's voting power or equity, or a sale of all or substantially all of the Company's assets, or a transaction that results in a person or "group" being deemed the beneficial owner of 50% or more of the Company's voting power or equity).

          The Company's obligation to issue Common Stock which would exceed such limits referred to in this Section 18 shall be suspended to the extent necessary until such time, if any, as shares of Common Stock may be issued in compliance with such restrictions.

          (b)   Notwithstanding anything contained herein, in the event that the Warrantholder has timely exercised this Warrant and the issuance of all or a portion of the Warrant Shares to be issued pursuant to such exercise would either (i) constitute a breach of the Company's obligations under the rules or regulations of the Nasdaq Stock Market and the Toronto Stock Exchange as they apply to the Company, or any other principal securities exchange or market ("Principal Market") upon which the Common Stock is or becomes traded (the "Cap Regulations") or (ii) would exceed the Restricted Ownership Percentage of the Warrantholder, then the Company shall not be obligated to issue any such Warrant Shares to the extent such shares are in excess of the maximum permissible amount under such Cap Regulations ("Excess Shares") or in excess of the Restricted Ownership Percentage. However, if the Company, within five (5) days following any occurrence of Excess Shares, does not issue such Excess Shares to the Warrantholder, then the Company shall promptly pay to the Purchaser, in lieu of the Purchaser's right to receive such Excess Shares, an amount of cash (in U.S. Dollars) equal to 100% of the difference between (a) the number of Excess Shares multiplied by the closing sale price per share of Common Stock on the Principal Market on the trading day immediately preceding the date of the exercise of this Warrant, and (b) the aggregate exercise price for such Excess Shares.

        Section 19.    Replacement Warrants.    The Company agrees that within ten (10) business days after any request from time to time of the Warrantholder, it shall deliver to such holder a new Warrant in substitution of this Warrant which is identical in all respects except that the then Warrant Price shall be appropriately specified in the Warrant, and the Warrant shall specify the fixed number of Warrant Shares into which this Warrant is then exercisable. Such changes are intended not as amendments to the Warrant but only as clarification of the foregoing numbers for convenience purposes, and such changes shall not affect any provisions concerning adjustments to the Warrant Price or number of Warrant Shares contained herein.

        Section 20.    Obligation to Issue Warrant Shares.    The Company's obligations to issue and deliver Warrant Shares in accordance with the terms hereof are not subject to the taking of any action or inaction by the holder hereof to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the holder hereof or any other Person of any obligation to the Company or any violation or alleged violation of law by the holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the holder hereof in connection with the issuance of Warrant Shares. The Company will at no time close its shareholder books or records in any manner which interferes with the timely exercise of this Warrant.

        IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the date first written above.

BIOMIRA INC.

By:
Name: Edward A. Taylor Title: Vice President & CFO

Schedule 1

Warrantholder	Warrant Shares
Bristol Investment Fund, Ltd.	82,237
Castle Creek Technology Partners LLC	49,342
Cimarron Biomedical Equity Master Fund L.P.	46,052
Topwater Exclusive Fund II LLC	19,737
Cranshire Capital, L.P.	82,237
D.E. Shaw Valence Portfolios, L.L.C.	411,184
Diamond Opportunity Fund, LLC	82,237
DKR Sound Shore Oasis Holding Fund Ltd.	49,342
Eagle Rock Institutional Partners, L.P.	87,500
Eagle Rock Master Fund, L.P.	162,500
Enable Growth Partners LP	192,105
Enable Opportunity Partners LP	31,579
Pierce Diversified Strategy Master Fund LLC	39,474
Hudson Bay Fund, LP	164,474
Iroquois Master Fund, Ltd.	57,566
James R. Davis	49,342
Nite Capital, LP	246,711
Radcliffe SPC, Ltd.	164,474
RAQ, LLC	49,342
Red Abbey Fund L.P. *cancelled*	16,447
Frank A. Bonsal (issue date Dec. 29, 2006)	5,482
Christopher Goelet (issue date Dec. 29, 2006)	5,482
Philip Goelet (issue date Dec. 29, 2006)	5,483
RHP Master Fund, Ltd.	82,237
Spectra Capital Management LLC	41,118
Springvest Corporation	82,237
The Tail Wind Fund Ltd.	98,684
Truk International Fund, LP	11,842
Truk Opportunity Fund, LLC	119,737
Whalehaven Capital Fund Limited	123,355

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BIOMIRA INC. PURCHASE WARRANT WARRANT ("WARRANT") TO PURCHASE SHARES OF COMMON STOCK, WITHOUT PAR VALUE
Schedule 1